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                            SCHEDULE 14A INFORMATION

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                          TOREADOR ROYALTY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                          TOREADOR ROYALTY CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

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                computed pursuant to Exchange Act Rule 0-11:(1)
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                Schedule 14A....................................................
         3)     Filing Party:
                Toreador Royalty Corporation....................................
         4)     Date Filed:
                April 8, 1996...................................................
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                                    [LOGO]



                                   TOREADOR
                                   ROYALTY
                                 CORPORATION




                               PRESENTATION TO



                       BREAN MURRAY, FOSTER SECURITIES
                                   NEW YORK




                                APRIL 10, 1996



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                          TOREADOR ROYALTY CORPORATION
                                PRESENTATION TO
                        BREAN MURRAY, FOSTER SECURITIES

                                  Peter R. Vig
                      Chairman and Chief Executive Officer

                                    NEW YORK
                                 APRIL 10, 1996

         First, I want to thank you for being here today as well as to thank Phil Putnam and Brean Murray for hosting this meeting.

         Most of you are familiar with Toreador and the fact that we own 530,000 net (870,000 gross) mineral acres spread over four geologic provinces in the Texas Panhandle and West Texas. I am going to talk about these four areas and the level of activity we anticipate over the balance of 1996 and looking into 1997. First, a couple of comments on 1995 results.

         Reserves and present value reached record levels in 1995, being 1,004,000 BOE versus 900,000 BOE at the end of 1994. Oil reserves were up approximately 23 percent while gas reserves were essentially flat. Higher oil and gas prices combined with the increase in our oil reserves resulted in a present value, pre-tax, discounted at 10 percent, of $6.011 million, up 22.5 percent. Of that amount approximately 40 percent were royalties and 60 percent were working interests. Oil production was up 24.0 percent in 1995 and gas production was down 9.4 percent.

         Cash flow before exploration expense was $181,000 in 1995 versus $499,000 last year, the difference being $200,000 in expenses related to a proxy contest. In addition, lease bonuses and rentals were $139,000, down from $396,000 in 1994, which included a large lease selection from a 3-D seismic option as well as a new 3-D option.

DALHART BASIN

         This is an area primarily prospective for Pennsylvanian Age Granite Wash oil reservoirs, trapped on fault associated structures. Secondary objectives include Penn and Wolfcamp Reefal anomalies as well as Wolfcamp structural- stratigraphic traps.

         Of immediate interest to Toreador is a large structural feature we call the Cobre Prospect located on the
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western edge of the Fulton Ranch along the east flank of the Bravo Dome.  This prospect, which is defined by six 2-D seismic lines, covers approximately two square miles. We anticipate a 5,000 foot well to test both Granite Wash and Wolfcamp objectives being drilled on this prospect in early June, with Toreador having a carried 25 percent working interest to casing point as well as a 15 percent royalty interest.

         Elsewhere in the basin we have a ready-to-drill Granite Wash prospect (Sand Creek) based on 3-D seismic, plus we are having preliminary discussions with two public companies regarding new, large 3-D seismic projects.

MATADOR ARCH

         The Matador Arch is a linear horst feature trending east-west across north-central and west Texas, crossing Toreador's acreage in Motley & Cottle Counties, Texas. In late 1994, Toreador, with its partners, discovered the Matador Field, which produces from a Wolfcamp Reef at 3,200 feet. To date this field has had seven wells drilled, resulting in five producers and two dry holes. Estimated reserves are 100,000 barrels per well. In 1995, Toreador acquired an additional 12.5 percent working interest in the field, bringing its interest to a 37.5 percent working interest as well as its 15.0 percent royalty interest.

         Toreador is presently marketing two 3-D projects north and west of the Matador Field. Part of this acreage is immediately adjacent to the Roaring Springs complex of three Wolfcamp Reef fields, which have produced in excess of nine million barrels of oil. Immediately east of and adjacent to our projects, an independent has announced a large 3-D seismic survey covering more than 50 square miles.

PALO DURO BASIN

         In 1995, Toreador and its 50 percent partner conducted a 3,000 acre 3-D survey over our West Cee Vee prospect. This survey defined a Canyon Reef Prospect which we are currently marketing. This will require a shallow (5,200 foot) well, with unrisked reserve potential for the prospect estimated at 1.5 million barrels.

EASTERN SHELF

         In 1995, an independent operator conducted a 3-D survey covering approximately 8,000 acres on the Pitchfork Ranch in Dickens County, Texas, which showed several
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prospects for Tannehill (Permian) Age channel and bar sands at approximately
4,000 feet. Toreador was carried for a 21 percent working interest in the seismic survey and, in addition, holds a 9.4 percent royalty interest. The operator selected 2,000 acres for lease and in March 1996 drilled a dry hole on the first prospect. The 3-D data set is currently being reinterpreted to incorporate the information from the first well. Our working assumption is that a second well will be drilled by the end of June.

ACQUISITIONS

         Since 1988 Toreador has supplemented its exploration activity with small acquisitions, including 1995, when the company added 87,500 barrels of oil equivalents. We are also interested in acquiring larger properties. Earlier this year, with a 50 percent partner, we pursued an acquisition for a group of minerals which ultimately sold for more than $20 million. Since then, we have formed an alliance with an independent to accelerate and enhance our efforts to acquire producing royalty and mineral interests.

SUMMARY

         Toreador's focus is on exploiting its mineral acreage. The business plan includes seeking joint venture partners for the larger, more expensive 3-D seismic projects. On selected projects, Toreador may elect to participate as a working interest partner where the reserve potential justifies the risk.

         Like many small capitalization energy stocks, the company's shares have languished in the market place. In late 1995, the company announced a buy back authorization for 100,000 shares, or just under 2 percent of the company. We are close to completing the buyback and the board will consider another repurchase in light of our exploration and acquisition opportunities, our balance sheet, and the then price of the stock.


Any forward-looking statements herein are subject to certain risks and uncertainties inherent in petroleum exploration, development and production, including, but not limited to, such factors as the timing of wells; the timing and results of 3-D seismic projects; reserve potential; and economic conditions affecting oil and gas prices, all of which are beyond the control of the company. Any one or more of these factors could cause actual results to differ materially from those expressed in any forward looking statement.